UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
April 23, 2015
Date of Report (Date of earliest event reported)

Bellicum Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36783	20-1450200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2130 W. Holcombe Blvd., Ste. 800 Houston, TX	77030
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (832) 384-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

License Agreement

On April 23, 2015, Bellicum Pharmaceuticals, Inc. (the “Company”) and Academisch Ziekenhuis Leiden, also acting under the name Leiden University Medical Centre (“Leiden”), entered into a license agreement (the “Agreement”), pursuant to which Leiden granted to the Company an exclusive, worldwide license to its patent rights covering high affinity T-cell receptors targeting PRAME and POU2AF1 epitopes.

The license granted under the Agreement is subject to certain restrictions and to Leiden’s retained right to use the licensed patents solely for academic research and teaching purposes, including research collaborations by Leiden with academic, non-profit research third parties; provided that Leiden provides 30 days advance written notice to the Company of such academic research collaborations.

As consideration for the rights granted to the Company under the Agreement, the Company agreed to pay to Leiden an aggregate of EUR 75,000 in upfront fees within 30 days of the effective date of the Agreement. In addition, the Company agreed to pay to Leiden, beginning on the eighth anniversary of the effective date of the Agreement, annual minimum royalty payments of EUR 30,000. The Company also is required to make milestone payments to Leiden of up to an aggregate of EUR 1,025,000 for each of the first licensed product that is specific to PRAME and to POU2AF1. The Agreement additionally provides that the Company will pay to Leiden a royalty in the low single digits on net sales of products covered by the Agreement. If the Company enters into a sublicensing agreement with a third party related to a product covered by the Agreement, the Company agreed to pay Leiden a percentage ranging in the low double digits on all non-royalty income received from sublicensing revenue directly attributable to the sublicense, dependent on whether the Company is in phase 1/2, phase 2 or phase 3 at the time that the Company enters into any such sublicensing agreement.

Under the Agreement, the Company and Leiden also agreed to enter into a sponsored research agreement, to be separately negotiated, pursuant to which the Company would be required to pay Leiden up to EUR 300,000 over a three-year period during the term of the sponsored research agreement.

The Agreement will expire upon the expiration of the last patent included in the licensed patent rights. The Agreement may be terminated earlier upon mutual written agreement between the Company and Leiden, and at any time by the Company upon six months written notice to Leiden. Leiden may terminate the Agreement in the event of a failure by the Company to pay any amounts due under the Agreement that remains uncured on the date that is 30 days after written notice of such failure. Either party may terminate the Agreement upon a material breach by the other party that remains uncured following 30 days after the date of written notice of such breach or upon certain insolvency events that remain uncured following the date that is 45 days after the date of written notice to a party of such insolvency event.

On April 29, 2015, the Company issued a press release announcing the Agreement. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated April 29, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bellicum Pharmaceuticals, Inc.

Dated: April 29, 2015	By:	/s/ Ken Moseley
Senior Vice President and General Counsel

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated April 29, 2015.